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                                                                   EXHIBIT 10.12

                   EXCLUSIVE OPTION AGREEMENT TO ACQUIRE THE
                   INTEREST OF CONOCO INC. IN THE SWORD UNIT
                     SANTA MARIA BASIN OFFSHORE CALIFORNIA

This agreement (hereinafter the "Offshore Pacific Agreement") entered into as of the date set forth below is between Cotton Valley Energy Corporation, a Nevada Corporation (hereinafter "Cotton Valley"), with its address at 5232 Forest Lane, Suite 120, Dallas, Texas, 75244 and Offshore Pacific Limited Partnership, a Nevada Limited Partnership (hereinafter "Offshore Pacific") with its address at 660 Preston Forest Center, Dallas, Texas, 75230.

                              W I T N E S S E T H

WHEREAS, Conoco Inc. ("Conoco") currently owns 51.79217% working interest in, and operates, the Sword Unit in the Channel Islands Area of the Santa Maria Basin of Offshore California, consisting of the following oil, gas and mineral leases: OCS-P 0319, OCS-P 0320, OCS-P 0322 and OCS-P 0323, further described in Exhibit A and Exhibit B attached hereto; and

FURTHER WHEREAS, PetroGreen Company, a Colorado Limited Liability Corporation (hereinafter referred to as "PetroGreen"), has entered into a "Lease Interest Purchase Option Agreement" dated May 5, 1992 and extended September 9, 1992 and September 12, 1993 (hereinafter the "Conoco Option Agreement") backed by an exhibit "Purchase and Sale Agreement", with Conoco to acquire all of Conoco's interest in the Sword Unit; and

FURTHER WHEREAS, Offshore Pacific holds certain rights with respect to the Conoco Option Agreement and is willing to release all its rights and interests in the Conoco Option Agreement in favor of Cotton Valley; and

FURTHER WHEREAS, Offshore Pacific is willing to provide Cotton Valley the opportunity to arrange the initial funding and letter of credit required of PetroGreen under the Conoco Option Agreement and is willing to make arrangements for Cotton Valley to acquire from PetroGreen its option to purchase the Conoco interest in the Sword Unit held through the Conoco Option Agreement; and

FURTHER WHEREAS, Cotton Valley has entered into a finders' fee agreement dated as of March 1, 1995 with MIRO, a Texas General Partnership (the "MIRO Agreement") relating to the introduction of Offshore Pacific and PetroGreen to Cotton Valley;

                           NOW THEREFORE BE IT KNOWN

For ten dollars ($10.00) herewith paid, the mutual promises herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Offshore Pacific

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hereby agrees to exclusively assist Cotton Valley to acquire the right to exercise the Conoco Option Agreement under terms and conditions which are set forth below.

         1. In the event Cotton Valley and PetroGreen do not, on or before April 1, 1995, enter into an agreement (the "PetroGreen Agreement") whereby Cotton Valley would have the right to acquire PetroGreen's option with Conoco, this Offshore Pacific Agreement shall automatically terminate and neither party shall have any liability or obligation to the other party.

         2. Within 90 days following the date of execution of the PetroGreen Agreement (hereinafter the "Offshore Pacific First Payment Date"), Cotton Valley shall pay Offshore Pacific $100,000 by the delivery of a cashier's check or bank wire transfer. If such payment is not timely made, the PetroGreen Agreement shall be deemed to have been automatically assigned by Cotton Valley to Offshore Pacific as of the Offshore Pacific First Payment Date. Upon receipt of the payment, Offshore Pacific shall renounce and release any claims it may have with respect to the Conoco Option Agreement, except as set forth in this Offshore Pacific Agreement.

         3. The parties hereto contemplate that the PetroGreen Agreement will provide for a $200,000 payment to be made to PetroGreen by Cotton Valley on or before June 30, 1995, or such other date as may be mutually agreeable between PetroGreen and Cotton Valley (hereinafter the "PetroGreen First Payment Date"). If such payment is not timely made, the PetroGreen Agreement shall be deemed to have been automatically assigned by Cotton Valley to Offshore Pacific as of the PetroGreen First Payment Date.

         4. The parties hereto further contemplate that the PetroGreen Agreement will provide for a closing of the property purchase under the Conoco Option Agreement (the "Closing") whereby Cotton Valley will make certain cash payments to PetroGreen and Conoco, and will further provide that Cotton Valley would have the right to be assigned the entire 51.79217% interest being acquired from Conoco. At the Closing, Cotton Valley will deliver Offshore Pacific the following payments, marketable securities, and interests, LESS AND EXCEPT those payments, marketable securities, and interests which are paid by Cotton Valley at Closing to PetroGreen under the PetroGreen Agreement, which are paid by Cotton Valley at closing to Conoco under the Conoco Option Agreement, and which are paid by Cotton Valley to MIRO at Closing under the MIRO Agreement:

         A. Cash in the form of cashier's check or bank wire transfer in the amount of $8,000,000.

         B. $4,000,000 market value of marketable securities of publicly traded corporations reasonably acceptable to Offshore Pacific and engaged principally in the oil and gas industry, where: (i) the amount of any single

Offshore Pacific--Cotton Valley Agreement .....Page 2
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         security delivered must be less than 10% of the total amount which is issued and outstanding of that security; and (ii) any security delivered must be listed and tradable on at least one of the following: New York Stock Exchange, American Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange, Toronto Stock Exchange, Vancouver Stock Exchange, Alberta Stock Exchange, NASDAQ National Market or NASDAQ Small Cap Market. Any affiliate of Cotton Valley meeting the two foregoing requirements shall be deemed acceptable to Offshore Pacific.

         C. A carried working interest in the Sword Unit equal to 6.79217%, whereby the remaining 45% interest shall pay all capital costs and expenses of the carried working interest through the completion of construction of the first offshore multi-well production platform and the drilling and completion of the first ten development wells.

         5. During the year following the PetroGreen Payment Date, Cotton Valley shall use its best efforts to sell at least two-thirds of its rights under this offshore Pacific Agreement, the PetroGreen Agreement and the Conoco Option Agreement (collectively, the "Rights") to other independent oil and gas producing entities. To the extent that Cotton Valley is successful in selling a portion of its Rights to entities who are willing to pay Cotton Valley more than a pro rata share of Cotton Valley's purchase price and other payments under the foregoing agreements, 50% of the excess proceeds from such sales shall be paid by Cotton Valley to Offshore Pacific as received. If Cotton Valley is able to require some of such entities to post some of Cotton Valley's portion of the letter of credit required in the Conoco Option Agreement, Offshore Pacific will not share in that benefit. A copy of each letter of intent or agreement representing a sale shall be sent by Cotton Valley to Offshore Pacific within ten business days of execution.

         6. In the event that Cotton Valley has not entered into binding agreements to sell at least 30% working interest in the Sword Unit from its Rights by one year from the PetroGreen Payment Date, Cotton Valley shall assign to Offshore Pacific any amounts of Rights it retains exceeding 15% working interest in the Sword Unit, after taking into account delivery of the 6.79217% carried working interest; and Cotton Valley shall deliver to Offshore Pacific copies of all its correspondence with potential purchasers.

         7. Both parties agree that operations of the Sword Unit, after acquisition from Conoco, should be undertaken by an oil and gas company with significant offshore experience and capability and will use their respective best efforts to encourage Samedan Petroleum Corporation to become the operator. If Cotton Valley sells of any of its interests as contemplated in Paragraph 5 above, Cotton Valley shall reserve and the retain voting rights

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for operator under the Sword Unit Operating Agreement with respect to the interest sold. Cotton Valley shall vote for Unit Operator as directed in writing by Offshore Pacific.

         8. The parties have previously executed the Confidentiality Agreement attached hereto as Exhibit C. Offshore Pacific specifically authorizes Cotton Valley to provide confidential information and data as defined in the Confidentiality Agreement to potential investors in Cotton Valley or the Sword Unit, provided, however, that each such potential investor execute a similar confidentiality agreement with Cotton Valley, and further provided, however, that a copy of this Offshore Pacific Agreement may not be shown to any person or entity without specific written approval from Offshore Pacific with respect to such person or entity.

         9. This Offshore Pacific Agreement shall be governed by the laws of the State of Texas.

         10. Should any additional instruments need to be executed, certified, or delivered by one Party to the other, to any third party and/or filed with or delivered to any public officer in order to carry out the purpose and intent of this Offshore Pacific Agreement, each Party hereto agrees to promptly execute and deliver any and all such instruments reasonable necessary to carry out the purpose and intent of this Offshore Pacific Agreement.

         11. This Offshore Pacific Agreement may be executed in multiple counterparts, each of which shall be deemed an original and each of which alone, and all of which together, shall constitute one and the same instrument. It is agreed to that a facsimile transmission signed copy of this Offshore Pacific Agreement shall be treated and considered an original for all intended purposes.

EXECUTED as of this 1 day of March, 1995.

OFFSHORE PACIFIC                                COTTON VALLEY ENERGY
LIMITED PARTNERSHIP                             CORPORATION

By:      MILLENIUM GAS COMPANY
         General Partner

/s/ C. MICHAEL JONES                            /s/ JAMES E. HOGUE
-----------------------------                   -------------------------
 C. Michael Jones,                               James E. Hogue, Chairman
 Vice President

                                                /s/ EUGENE A. SOLTERO
                                                -------------------------
                                                 Eugene A. Soltero, CEO

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